Exhibit 4.1

ASSOCIATED CONTENT INC.

2005 STOCK INCENTIVE PLAN

As Amended Through May 17, 2010

Original Effective Date: January 20, 2005

Termination Date: January 20,2015

ASSOCIATED CONTENT INC. 2005 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1.

DEFINITIONS

1.1	Award	1
1.2	Board of Directors	1
1.3	Cause	1
1.4	Change in Control	1
1.5	Code	2
1.6	Common Stock	2
1.7	Consultant	2
1.8	Continuous Service	3
1.9	Director	3
1.10	Disability	3
1.11	Effective Date	3
1.12	Employee	3
1.13	Fair Market Value	3
1.14	Incentive Stock Option	3
1.15	Nonqualified Stock Option	3
1.16	Option	3
1.17	Option Agreement	4
1.18	Parent	4
1.19	Participant	4
1.20	Plan Administrator	4
1.21	Rule 16b-3	4
1.22	Stock Restriction Agreement	4
1.23	Subsidiary	4
1.24	Termination Date	4

ARTICLE 2.

EFFECTIVE DATE

ARTICLE 3.

ADMINISTRATION

3.1	Plan Administrator	5
3.2	Meetings and Actions	5
3.3	Powers of Plan Administrator	5
3.4	Interpretation of Plan	5
3.5	Indemnification	5

ARTICLE 4.

STOCK SUBJECT TO THE PLAN

4.1	Plan Limit	6
4.2	Individual Limit	6
4.3	Unused Stock	6
4.4	Adjustment for Change in Outstanding Shares	6
4.5	Retention of Rights	7

ARTICLE 5.

ELIGIBILITY

ARTICLE 6.

STOCK OPTIONS

6.1	Grant of Options	7
6.2	Option Agreement	8
6.3	Nontransferability of Options	9
6.4	Manner of Exercise	9
6.5	Payment of Option Price	10
6.6	Termination of Continuous Service	10
6.7	Stock Restriction Agreement	11

ARTICLE 7.

OTHER AWARDS

ARTICLE 8.

CHANGE IN CONTROL; REORGANIZATION

8.1	Change in Control	12
8.2	Reorganization Event	12

ARTICLE 9.

ISSUANCE OF SHARES

9.1	Transfer of Shares to Participant	13
9.2	Legend	13
9.3	Compliance with Laws	14
9.4	Investment Representation	14
9.5	Lock-Up Agreement	14

ARTICLE 10.

AMENDMENT AND TERMINATION

10.1	Amendment of the Plan	15
10.2	Termination of the Plan	15

ARTICLE 11.

GENERAL PROVISIONS

11.1	Withholding Obligations	15
11.2	No Employment Rights	15
11.3	Participants in Foreign Countries	16
11.4	Other Employee Benefits	16
11.5	Confidentiality of Information	16
11.6	Severability	16
11.7	Governing Law and Venue	16
11.8	Use of Proceeds	16

ASSOCIATED CONTENT INC. 2005 STOCK INCENTIVE PLAN

INTRODUCTION

The purpose of the Associated Content Inc. 2005 Stock Incentive Plan (the “Plan”) is to further the growth and development of Associated Content Inc., a Delaware corporation (the “Company”), by affording an opportunity for stock ownership to selected Employees, Directors and Consultants of the Company and its Subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success. The Plan is also intended to assist the Company in attracting new Employees and Consultants and retaining existing Employees and Consultants; to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals; to provide incentives for excellence in individual performance; and to promote teamwork.

ARTICLE 1.

DEFINITIONS

When used in this Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.1	Award means the grant of Options or other stock-based grant under the Plan.

1.2	Board of Directors means the Board of Directors of the Company.

1.3	Cause means “Cause,” as defined in the Participant’s employment agreement, if applicable, or if the Participant has not entered into an employment agreement with the Company, as determined in the sole and absolute discretion of the Company, a termination on account of dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets or conviction or confession of a crime punishable by law (except minor violations), in each such case as determined by the Plan Administrator, and its determination shall be conclusive and binding. Such actions constituting “Cause” shall include, without limitation, (1) repeated refusal to obey written directions of the Board of Directors or a superior officer (so long as such directions do not involve illegal or immoral acts); (2) repeated acts of substance abuse that are materially injurious to the Company or any of its Subsidiaries; (3) fraud or dishonesty that is materially injurious to the Company or any of its Subsidiaries; (4) breach of any material obligation of nondisclosure or confidentiality owed to the Company or any of its Subsidiaries; (5) commission of a criminal offense involving money or other property of the Company (excluding any traffic violations or similar violations); or (6) commission of a criminal offense that constitutes a felony in the jurisdiction in which the offense is committed. A Participant who agrees to resign from his or her affiliation with the Company in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of the Plan.

1.4	Change in Control means the occurrence, whether in a single transaction or in a series of related transactions, of anyone or more of the following:

(a)	At such time as a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of Directors of the Company; provided, however, that the Board may, in its sole discretion, exclude control share acquisitions; or

(b)	On the later of the date on which the stockholder(s) of the Company approve and the date of consummation of the transaction contemplated: (i) any agreement for a merger or consolidation of the Company with another entity, provided that the persons and entities who were the stockholders of the Company immediately before such merger or consolidation continue to own, directly or indirectly, more than 50% of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the voting securities of the Company outstanding immediately before such merger or consolidation; or (ii) any sale, exchange or other disposition of all or substantially all of the Company’s assets; or

(c)	On the effective date of any sale, exchange or other disposition of greater than 50% in fair market value of the Company’s assets, other than in the ordinary course of business.

To the extent a Change in Control must satisfy Code Section 409A and related regulations, “Change in Control” shall be interpreted consistently with Code Section 409A. In determining whether subsection (a) of the preceding sentence has been satisfied, the third person owning shares must be someone other than a person or an affiliate (that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person) that, as of the Effective Date, was the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of Directors of the Company. The Plan Administrator’s reasonable determination as to whether such an event has occurred shall be final and conclusive.

1.5	Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.6	Common Stock means the Company’s Class A voting common stock (par value $0.01 per share) and any share or shares of the Company’s capital stock hereafter issued or issuable in substitution for such shares.

1.7	Consultant means a consultant, agent, advisor or independent contractor who provides service to the Company and who do not receive wages subject to income tax federal withholding under Code Section 3401; provided, however, that such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. Consultant does not include Directors who are not compensated by the Company for services as Directors, and the payment of a Director’s fee by the Company for services as a Director shall not cause a Director to be considered a Consultant for purposes of the Plan.

1.8	Continuous Service means that the Participant’s service with the Company or a Subsidiary, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service. The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in any circumstance, including (but not limited to) in the case of any leave of absence, including sick leave, military leave or any other personal leave.

1.9	Director means a member of the Board of Directors.

1.10	Disability means disability within the meaning of the long-term disability policy maintained by the Company, or if none, within the meaning of Code Section 22(e)(3) .

1.11	Effective Date means the effective date of the Plan, as first set forth above.

1.12	Employee means a common law employee of the Company or its Subsidiary (with respect to Incentive Stock Options, as that term is defined in Code Section 424(f)) and any person who has accepted a binding offer of employment from the Company or its Subsidiary, but excludes any individual classified by the Company or its Subsidiary as an independent contractor or leased employee.

1.13	Fair Market Value means the value of the Common Stock, determined in accordance with the following:

(a)	Publicly Traded. If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value per share shall be deemed to be the average of the “high” and “low” sales prices for the Common Stock or security in the over-the-counter market for the preceding five days as reported by the National Association of Securities Dealers Automated Quotations System, or, if the prices are not reported thereby, the average of the closing bid and asked prices for the preceding five days, reported by the National Quotations Bureau. If the Common Stock is not listed upon an established stock exchange but is traded in the Nasdaq National Market, the Fair Market Value per share shall be deemed to be the closing price of the Common Stock in the National Market System for the day immediately preceding the day for which the determination is made.

(b)	Not Publicly Traded. If the Company is not publicly traded as determined in accordance with subsection (a), the Fair Market Value per share shall be deemed to be an amount as determined in good faith by the Plan Administrator by applying any reasonable valuation method.

1.14	Incentive Stock Option means any option granted to an eligible Employee under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Code Section 422.

1.15	Nonqualified Stock Option means any option granted to an eligible Employee, Director or Consultant under the Plan that is not an Incentive Stock Option.

1.16	Option means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

1.17	Option Agreement means the agreement specified in Section 6.2.

1.18	Parent means a parent corporation of the Company as defined in Code Section 424(e).

1.19	Participant means any Employee, Director or Consultant who is granted an Award under the Plan. Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to an Award by bequest or inheritance.

1.20	Plan Administrator means the body that is responsible for the administration of the Plan, as determined pursuant to Section 3.1.

1.21	Rule 16b-3 means Rule 16b-3 promulgated by the Securities Exchange Commission under the Exchange Act, together with any successor rule, as in effect from time to time.

1.22	Stock Restriction Agreement means an agreement placing certain restrictions upon the Participant’s right to transfer shares, including without limitation the creation of an irrevocable right of first refusal upon the transfer of shares in favor of the Company and its designees and provisions requiring the Participant to transfer the shares to the Company or the Company’s designees upon a termination of employment, as described in Section 6.7.

1.23	Subsidiary means a subsidiary corporation of the Company as defined in Code Section 424(f).

1.24	Termination Date means the termination date of the Plan, as first set forth above.

ARTICLE 2.

EFFECTIVE DATE

The Effective Date of the Plan shall be the effective date first set forth above (provided, however, that the adoption of the Plan by the Board of Directors is subject to approval and ratification by the stockholders of the Company within 12 months of such effective date), or, with respect to Incentive Stock Option, if such 12-month period expires without ratification by the stockholders, the date of such ratification. Incentive Stock Options granted under the Plan prior to approval of the Plan by the stockholders of the Company shall be subject to approval of the Plan by the stockholders of the Company. If the shareholders of the Company do not approve the Plan as specified above, the Plan shall terminate retroactively to the date of initial adoption and any grant of Awards hereunder shall be null and void without any further action by the Board or the Company.

ARTICLE 3.

ADMINISTRATION

3.1	PLAN ADMINISTRATOR. The Plan shall be administered by the Board of Directors, unless and until such time as the Board of Directors delegates the administration of the Plan to a committee, which shall be appointed by and shall serve at the pleasure of the Board of Directors. Any committee member shall be deemed to have resigned automatically from the committee upon his or her termination of service with the Company. To the extent the Board considers it desirable for transactions relating to a grant of Options to be eligible to qualify for an exemption under Rule 16b-3, the Plan Administrator shall consist of a committee of two or more Directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b-3. To the extent the Board considers it desirable for compensation delivered pursuant to a grant of Options to be eligible to qualify for an exemption under Code Section 162(m), the Plan Administrator shall consist of a committee of two or more Directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m). The Board may from time to time remove members from or add members to any such committee; fill vacancies on the committee, howsoever caused; and otherwise increase or decrease the number of members of such committee, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan and to satisfy such conditions of Rule 16b-3 or Code Section 162(m) as then in effect.

3.2	MEETINGS AND ACTIONS. The Plan Administrator shall hold meetings at such times and places as it may determine. A majority of the members of the Plan Administrator shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Plan Administrator shall be the acts of the Plan Administrator and shall be final, binding and conclusive upon all persons, including the Company, its Subsidiaries, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

3.3	POWERS OF PLAN ADMINISTRATOR. The Plan Administrator shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan and to prescribe, amend and rescind rules and regulations for administration of the Plan. In selecting Participants and granting Awards, the Plan Administrator shall take into consideration the contribution the Participant has made or may make to the success of the Company or its Subsidiaries and such other factors as the Plan Administrator shall determine.

3.4	INTERPRETATION OF PLAN. The Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder. The determination of the Plan Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its Subsidiaries, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

3.5	INDEMNIFICATION. Each person who is or shall have been a member of the Plan Administrator or of the Board of Directors shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, provided that the Company approved such settlement, or paid in satisfaction of a judgment in any such action, suit or proceeding; and provided further that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right of indemnification shall not apply to any person in his or her capacity as a Participant under the Plan.

ARTICLE 4.

STOCK SUBJECT TO THE PLAN

4.1	PLAN LIMIT. Subject to the provisions of Section 4.4, the aggregate number of shares of Common Stock that may be issued under Awards granted pursuant to the Plan shall not exceed 888,200. Shares that may be issued under Awards may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose. In addition, the Company may use the proceeds received from a Participant upon the exercise of an Option to repurchase shares of Stock in the open market, which shall be available for grant of Awards under the Plan; provided, however, that no more than 888,200 shares of Common Stock shall be delivered pursuant to Incentive Stock Options.

4.2	INDIVIDUAL LIMIT. Subject to the provisions of Section 4.4, to the extent the Board considers it desirable for compensation delivered pursuant to an Option to be eligible to qualify for an exemption under Code Section 162(m), no Participant shall be eligible to be granted Awards covering more than 50,000 shares of Common Stock during any calendar year.

4.3	UNUSED STOCK. If any outstanding Award under the Plan expires or for any other reason ceases to be exercisable, is forfeited or repurchased by the Company, in whole or in part (other than upon exercise of an Option), the shares that were subject to such Award (and as to which the Award had not been exercised) shall continue to be available under the Plan or revert to the Plan to again be available for issuance under the Plan; provided, however, that subject to the provisions of Section 4.4 relating to adjustments, the aggregate maximum number of shares of Common Stock that may be issued as Incentive Stock Options shall be the number of shares of Common Stock as may be approved by the stockholders of the Company from time to time for issuance as Incentive Stock Options under Section 4.1.

4.4	ADJUSTMENT FOR CHANGE IN OUTSTANDING SHARES.

(a)	In General. If there is any change, increase or decrease, in the outstanding shares of Common Stock that is effected without receipt of additional consideration by the Company, by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances not involving the receipt of consideration by the Company (each a Capitalization Event), then in each such event, the Plan Administrator shall make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, the number of shares of Common Stock subject to each outstanding Award and the prices in order to prevent the dilution or enlargement of any Participant’s rights. In the event of any adjustment in the number of shares of Stock covered by any Award, including those provided in subsection (b), each such Award shall cover only the number of full shares resulting from such adjustment. The Plan Administrator’s determinations in making any adjustment shall be final and conclusive.

(b)	Adjustments for Certain Distributions of Property. If the Company at any time distributes with respect to its Common Stock securities of other property (except cash or Common Stock), a proportionate part of those securities or other property shall be set aside and delivered to the Participant when he exercises an Option. The securities or other property shall be in the same ratio to the total securities and property set aside for the Participant as the number of shares of Common Stock with respect to which the Option is then exercised is to the total shares of Common Stock subject to the Award.

(c)	Exceptions to Adjustment. Except as expressly provided herein, the issue by the Company of shares of Common Stock of any class, or securities convertible into or exchangeable for shares of Common Stock of any class, for cash or property or for labor or services, either upon sale of upon exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of Common Stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any Award granted under the Plan.

4.5	RETENTION OF RIGHTS. The existence of this Plan and any Award granted pursuant to the Plan shall not affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, Reorganization Events (as defined in Section 8.2), or other change in the Company’s capital structure or its business, or an merger or consolidation or the Company, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Common Stock, or the dissolution of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether similar or not.

ARTICLE 5.

ELIGIBILITY

All full-time and part-time Employees who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success shall be eligible to receive any Award under the Plan. Directors and Consultants who are not Employees shall be eligible to receive any Award, other than Incentive Stock Options, under the Plan. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, shall not be eligible to receive any such grants during the period set forth in such election.

ARTICLE 6.

STOCK OPTIONS

6.1	GRANT OF OPTIONS. The Plan Administrator may from time to time in its discretion determine which of the eligible Employees, Directors and Consultants of the Company or its Subsidiaries will receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares subject to such Options, and the dates on which such Options are to be granted. No Employee may be granted Incentive Stock Options to the extent that the aggregate Fair Market Value (determined as of the time each Option is granted) of the Common Stock with respect to which any such Options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company and its Parent and Subsidiaries) would exceed $100,000. To the extent that the limitation set forth in the preceding sentence has been exceeded, the Options that exceed the annual limitation shall be deemed to be Nonqualified Stock Options rather than Incentive Stock Options in accordance with Code Section 422.

6.2	OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a written Option Agreement setting forth the terms upon which the Option is granted. Each Option Agreement shall designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), and shall state the number of shares of Common Stock, as designated by the Plan Administrator, to which that Option pertains. More than one Option, and any combination of Options and Awards may be granted to an eligible person.

(a)	Option Price. The Option price per share of Common Stock under each Option shall be determined by the Plan Administrator and stated in the Option Agreement. The Option price for Incentive Stock Options granted under the Plan shall not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the shares subject to the Option. The Option price for Nonqualified Stock Options granted under the Plan shall not be less than 85% of the Fair Market Value (determined as of the day the Option is granted) of the shares subject to the Option. To the extent required to avoid penalties under Code Section 409 A, any Option issued under the Plan with an Option price of less than 100% of the Fair Market Value(determined as of the day the Option is granted) shall comply in all respects with Code Section 409A and related regulations and shall be interpreted and administered in all respects in accordance with Code Section 409A.

(b)	Duration of Options. Each Option shall be of a duration as specified in the Option Agreement; provided, however, that the term of each Incentive Stock Option shall be no more than ten years from the date on which the Option is granted and shall be subject to early termination as provided herein.

(c)	Vesting. Unless otherwise stated in the Option Agreement, Options shall be subject to the following vesting schedule, which may be waived or accelerated by the Plan Administrator at any time:

Period of Participant’s Continuous Service from the Grant Date	Percentage or Fraction of Shares Subject to Option that become Vested and Exercisable
1 year	25%
Each following year	25%

To the extent required by applicable state securities law, Options subject to a vesting schedule shall vest at least as rapidly as 20% per year within the five years following the date of grant of the Option.

(d)	Additional Limitations on Grant for 10% Stockholders. No Incentive Stock Option shall be granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Code Section 424(d)) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, unless the option price of such Incentive Stock Option is at least 110% of the Fair Market Value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable more than five years from the date it is granted.

(e)	Rights as Stockholder. A Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date of the issuance of the stock certificate for such shares.

(f)	Other Terms and Conditions. The Option Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant’s ability to exercise an Option in whole or in part to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator.

6.3	NONTRANSFERABILITY OF OPTIONS. Options granted pursuant to the Plan are not transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Award, the Award shall immediately become null and void. Notwithstanding the foregoing, to the extent specified in an Option Agreement, an Option may be transferred by a Participant solely to (1) the Participant’s immediate family (children, grandchildren, or spouse) or trusts or other entities established for the benefit of the Participant’s immediate family; or (2) the trust underlying a nonqualified deferred compensation plan established and maintained by the Company, to the extent specifically permitted in the trust agreement; provided that the transferability of an Option under this section shall be limited to the extent transfer is permitted by Rule 701 of the Securities Act, if and as required by applicable state securities law; provided further that such transfer does not result in a Critical Transfer or otherwise affect the status of the Company as an S corporation (until the Company files for status as a C corporation). Any such transfer of an Incentive Stock Option shall result in the conversion of the Option to a Nonqualified Stock Option.

6.4	MANNER OF EXERCISE. Subject to the limitations and conditions of the Plan or the Option Agreement, an Option shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Secretary of the Company, which notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by (a) payment in full to the Company of the purchase price of the shares to be purchased; plus (b) payment in full of such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option; (c) representations meeting the requirements of Sections 9.4 and/or 9.5 if requested by the Company; and (d) a Stock Restriction Agreement meeting the requirements of Section 6.7 if requested by the Company. Except as provided in Section 6.5, the conditions of this Section 6.4 shall be satisfied at the time that the Option or any part thereof is exercised, and no shares of Common Stock shall be issued or delivered until such conditions have been satisfied by the Participant.

6.5	PAYMENT OF OPTION PRICE. Payment for shares and withholding taxes shall be in the form of either (a) cash, (b) a certified or bank cashier’s check to the order of the Company, or (c) shares of the Common Stock, properly endorsed to the Company, in an amount the Fair Market Value of which on the date of receipt by the Company equals or exceeds the aggregate option price of the shares with respect to which the Option is being exercised, provided that such shares have been held outright by the Participant for at least six months, (d) any other form of legal consideration that may be acceptable to the Plan Administrator, or (e) in any combination thereof; provided, however, that no payment may be made in shares of Common Stock unless the Plan Administrator has approved of payment in such form by such Participant with respect to the Option exercise in question. Should the Common Stock be registered under Section 12(g) of the Exchange Act at the time an Option is exercised, and to the extent the option is exercised for vested shares, then payment may also be made through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable written instructions (1) to a brokerage firm designated by the Company to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes, and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. Upon the exercise of any Option, the Company, in its sole discretion, may permit the deferred payment of the purchase price on such terms and conditions as the Company shall specify.

6.6	TERMINATION OF CONTINUOUS SERVICE. Any vesting of the Option shall cease upon termination of the Participant’s Continuous Service, and the Option shall be exercisable only to the extent that it was exercisable on the date of such termination of Continuous Service. Any Option not exercisable as of the date of termination, and any Option or portions thereof not exercised within the period specified herein, shall terminate.

(a)	Termination Other than for Cause. Subject to any limitations set forth in the Option Agreement, and provided that the Notice of Exercise is provided prior to the expiration of the Option, the Participant shall be entitled to exercise the Option (i) during the Participant’s Continuous Service,’ and (ii) for a period of three months after the date of termination of the Participant’s Continuous Service for reason other than Cause, or such longer period as may be set forth in the Option Agreement.

(b)	Termination by Death. Notwithstanding subsection (a), if a Participant’s Continuous Service should terminate as a result of the Participant’s death, or if a Participant should die within a period of three months after termination of the Participant’s Continuous Service under circumstances in which subsection (a) would permit the exercise of the Option following termination, the personal representatives of the Participant’s estate or the person or persons who shall have acquired the Option from the Participant by bequest or inheritance may exercise the Option at any time within one year after the date of death, but not later than the expiration date of the Option.

(c)	Termination by Disability. Notwithstanding subsection (a), if a Participant’s Continuous Service should terminate by reason of the Participant’s Disability the Participant may exercise the Option at any time within one year after the date of termination but not later than the expiration date of the Option.

(d)	Termination for Cause; Breach of Covenant Not to Compete or Nondisclosure Agreement. Notwithstanding anything herein to the contrary, and unless otherwise provided by the Option Agreement, unexercised Options granted to the Participant shall terminate immediately if the Participant is terminated for Cause, breaches any obligation under a covenant not to compete with the Company or any of its Subsidiaries, or breaches any obligation under an agreement not to use or disclose proprietary information obtained from or through. the Company or any of its Subsidiaries, upon such occurrence.

(e)	Extension of Option Termination Date. The Plan Administrator, in its sole discretion, may extend the termination date of an Option granted under the Plan without regard to the preceding provisions of this section. Such extension may be made in the Option Agreement as originally executed or by amendment to the Option Agreement, either prior to or following termination of a Participant’s Continuous Service. The Plan Administrator shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in subsections (a), (b) and (c) prior to the termination of the Participant’s Continuous Service or without the approval of the Participant, which may be granted or withheld in the Participant’s sole discretion. Any extension of the termination date of an Incentive Stock Option shall be deemed to be the grant of a new Option for purposes of the Code.

6.7	STOCK RESTRICTION AGREEMENT. Upon demand by the Company, the Participant shall execute and deliver to the Company a Stock Restriction Agreement in such form as the Company may provide at the time of exercise of the Option. Such Agreement may include, without limitation, restrictions upon the Participant’s right to transfer shares, including the creation of an irrevocable right of first refusal in the Company and its designees, and provisions requiring the Participant to transfer the shares to the Company or the Company’s designees upon or following a termination of Continuous Service. Upon such demand, execution of the Stock Restriction Agreement by the Participant prior to the transfer or delivery of any shares and prior to the expiration of the Option period shall be a condition precedent to the right to purchase such shares, unless such condition is expressly waived in writing by the Company.

ARTICLE 7.

OTHER AWARDS

The Plan Administrator may from time to time in its sole discretion determine which of the eligible Employees, Directors, or Consultants of the Company should receive other grants of Common Stock and/or other Awards that are value in whole or in part by reference to, or are otherwise based upon, Common Stock, including without limitation restricted stock units, dividend equivalents, stock appreciation rights, phantom stock and performance units. Such Awards may be issued alone or in conjunction with other Awards under the Plan. In addition, the Plan Administrator may, from time to time, in its sole discretion and consistent with applicable law that would prohibit the imposition of the constructive receipt of income under Code Section 451, afford a Participant the opportunity to convert the form of Award currently held by the Participant prior to the time such Participant would become vested in such Award (e.g., from a restricted stock award to a restricted stock unit award). To the extent required to avoid penalties under Code Section 409A, any Award shall comply in all respects with Code Section 409A and related regulations and shall be interpreted and administered in all respects in accordance with Code Section 409A.

ARTICLE 8.

CHANGE IN CONTROL; REORGANIZATION

8.1	CHANGE IN CONTROL. Notwithstanding any vesting requirements contained in this Plan or any Award Agreement, upon the occurrence of a Change in Control, outstanding Awards shall become exercisable in part or in full solely to the extent specified in the Award Agreement. The Plan Administrator, in its sole discretion, may accelerate the vesting of any outstanding Award in connection with any Change in Control.

8.2	REORGANIZATION EVENT. In the event of (i) a dissolution, liquidation or sale of all or substantially all of the Company’s assets; (ii) a merger or consolidation (or similar transactions or series of transactions) of the Company with another entity; or (iii) any other capital reorganization in which the persons and entities who were the stockholders of the Company immediately before such capital reorganization own, directly or indirectly, less than two-thirds of the outstanding voting securities of the Company following such capital reorganization (each of such events being referred to hereinafter as a “Reorganization Event”), the Plan Administrator shall—

(a)	with respect to. outstanding Awards requiring exercise, such as Options, either-

(1)	make appropriate provision for the protection of any such outstanding Awards by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation, which will be issuable in respect of the Common Stock, provided that no additional benefits shall be conferred upon Participants as a result of such substitution, and provided further that the excess of the aggregate fair market value of the shares subject to the Awards immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Awards immediately before such substitution over the purchase price thereof, or

(2)	upon written notice to all Participants, which notice shall be given prior to the effective date of the Reorganization Event, provide that all such unexercised Awards must be exercised within a specified number of days (which shall not be less than 20) of the date of such notice or such Awards will terminate, or

(3)	terminate any or all unexercised Awards in exchange for consideration equivalent to that received by stockholders of Common Stock of the Company in the Reorganization Event, less any exercise price required under such Awards.

In response to a notice provided pursuant to subsection (a)(2), a Participant may make an irrevocable election to exercise the Participant’s Award contingent upon and effective as of the effective date of the Reorganization Event. Awards that are not exercised within the specified period following the receipt of such a notice shall terminate and cease to be outstanding upon the consummation of the Reorganization Event.

(b)	with respect to outstanding Awards that do not require exercise, the Plan Administrator may—

(1)	cause the forfeiture of the Awards in exchange for consideration similar to that received by stockholders of Common Stock of the Company in the Reorganization Event, less any purchase price owed under such Awards, and

(2)	in the Plan Administrator’s sole discretion, require that any amounts delivered, exchanged or otherwise paid in respect of the shares of Common Stock underlying such Awards in connection with the Reorganization Event be placed in escrow or otherwise made subject to such restrictions as the Plan Administrator deems appropriate to carry out the intent of the Plan.

The Plan Administrator, in its sole discretion, may accelerate the vesting of any outstanding Award in connection with any Reorganization Event. If the Reorganization Event results in a Change of Control, then the provisions of Section 8.1 shall be applied before the provisions of this section become effective.

ARTICLE 9.

ISSUANCE OF SHARES

9.1	TRANSFER OF SHARES TO PARTICIPANT. As soon as practicable after (a) a Participant has given the Company written notice of exercise of an Option and has otherwise met the requirements of Section 6.2, with respect to an Option, or (b) a Participant has satisfied any applicable restrictions, terms and conditions set forth in this Plan, the Company shall register a certificate in such Participant’s name for the number of shares of Common Stock as to which the Option has been exercised and shall, upon the Participant’s request, deliver such certificate to the Participant. In no event shall the Company be required to transfer fractional shares to the Participant, and in lieu thereof, the Company may pay an amount in cash equal to the Fair Market Value of such fractional shares on the date of exercise or vesting, as applicable. To the extent required by applicable state securities law, the Participant shall become entitled to receive financial statements of the Company at least annually.

9.2	LEGEND. All certificates evidencing shares of Common Stock originally issued pursuant to this Agreement or subsequently transferred to any person or entity, and any shares of capital stock received in respect thereof, may bear such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until the Participant or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company.

9.3	COMPLIANCE WITH LAWS. If the issuance or transfer of shares, or the removal of restrictions from shares of Common Stock previously delivered pursuant to the Plan, by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal, state or local laws or regulations, the Company may delay issuance or transfer of such shares to the Participant or removal of such restrictions until compliance with such laws can reasonably be obtained. Similarly, the Company will not be obligated to deliver shares of Common Stock pursuant to the Plan, or to remove any restrictions from shares of Common Stock previously delivered pursuant to the Plan, if the outstanding Common Stock is at the time of delivery listed on any stock exchange or national market system until the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares. If, after reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the lawful issuance and sale of shares upon exercise of Options or vesting of an Award under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares upon exercise of such Options or vesting of an Award unless and until such authority is obtained.

9.4	INVESTMENT REPRESENTATION. The Company may require any Participant, as a condition precedent to exercising any Option, to provide a written representation providing assurances satisfactory to the Company (a) as to the Participant’s knowledge and experience in financial and business matters and/or that the Participant has engaged a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, (b) that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Stock; and (c) that the Participant is acquiring the stock subject to the Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. Such a representation shall not be required if (1) the issuance of the shares pursuant to an Award has been registered under a then currently effective registration statement under the Securities Act, or (2) as to any particular requirement, a determination is made by counsel for the Company that such representation is not required.

9.5	LOCK-UP AGREEMENT. Upon demand by the Company, the Participant shall execute and deliver to the Company a representation that, in connection with the first underwritten registered offering of any securities of the Company under the Securities Act of 1933, as amended, the Participant will not sell or otherwise transfer or dispose of any shares of Common Stock held by the Participant (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed 180 days following the effective date of the registration statement of the Company filed under the Act; provided, however, that (a) such agreement shall apply only to the Company’s underwritten public offering of shares of Common Stock of the Company or the development of a public trading market for the shares of Common Stock of the Company; and (b) all officers and Directors of the Company and holders of at least one percent (1%) of the Company’s voting securities at the time of such initial public offering enter into similar agreements. The obligations described in this section shall not apply to a registration solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said 180-day period.

ARTICLE 10.

AMENDMENT AND TERMINATION

10.1	AMENDMENT OF THE PLAN. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Award previously granted. Unless the shareholders of the Company shall have given their approval, the total number of shares which may be issued under the Plan as Incentive Stock Options shall not be increased, except as provided in Section 4.4, and no amendment shall be made which reduces the price at which the Common Stock may be offered upon the exercise of Incentive Stock Options under the Plan below the minimum required by Section 6.2(a), except as provided in Section 4.4, or which materially modifies the requirements as to eligibility under the Plan to receive Incentive Stock Options. Subject to the terms and conditions of the Plan, the Board of Directors may modify, extend or renew outstanding Awards granted under the Plan, or accept the surrender of outstanding Awards in substitution therefor, except that no such action shall diminish or impair the rights under an Award previously granted without the consent of the Participant.

10.2	TERMINATION OF THE PLAN. This Plan shall not have any fixed Termination Date. The Board of Directors may at any time suspend or terminate the Plan. No such suspension or termination shall diminish or impair the rights under an Award previously granted without the consent of the Participant. Notwithstanding the foregoing, no Incentive Stock Options may be granted any time after ten years after the adoption by the Board of any amendments to the Plan that constitutes the adoption of a new plan for purposes of Code Section 422.

ARTICLE 11.

GENERAL PROVISIONS

11.1	WITHHOLDING OBLIGATIONS. To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the right to withhold from any compensation paid to the Participant by the Company or a Subsidiary) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

11.2	NO EMPLOYMENT RIGHTS. Nothing contained in this Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s Continuous Service by the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Continuous Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Award.

11.3	PARTICIPANTS IN FOREIGN COUNTRIES. The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

11.4	OTHER EMPLOYEE BENEFITS. Unless so provided by the applicable plan, the amount of compensation deemed to be received by a Participant as a result of the exercise of an Award shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

11.5	CONFIDENTIALITY OF INFORMATION. Information regarding the grant of Awards under this Plan is confidential and may not be shared with anyone other than the Participant’s immediate family and personal financial advisor and other person(s) designated by Participant by power of attorney or assignment.

11.6	SEVERABILITY. If any provision of this Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions. Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

11.7	GOVERNING LAW AND VENUE. This Plan, and all Awards granted under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Colorado without regard to conflicts of laws principles. Resolution of any disputes under the Plan or any Award under the Plan shall only be held in courts in Denver County, Colorado.

11.8	USE OF PROCEEDS. Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

Adopted effective as of the Effective Date first set forth above.